EX-99.CODE ETH

                            TIAA AND TIAA-CREF FUNDS
                                 CODE OF ETHICS
                                       FOR
                            SENIOR FINANCIAL OFFICERS


INTRODUCTION

As noted in TIAA-CREF's Code of Business Conduct:

         TIAA-CREF is committed to the highest level of legal, ethical, and moral standards in the conduct of our business. This extends to every action we take in working with participants, educational institutions, and other business or investment organizations. Moreover, upholding high standards in dealing with others requires that we, as associates, act ethically and responsibly among ourselves. At the heart of ethical conduct is a commitment to serve others fairly and well.

The honesty, integrity and sound judgment of the principal executive officers, principal financial officers, principal accounting officers or controllers of TIAA and of the TIAA-CREF Funds (referred to herein collectively as the "Senior Financial Officers") is fundamental to our reputation and success. Thus, in addition to complying with the Code of Business Conduct, each Senior Financial Officer is subject to this Code of Ethics.

SPECIFIC PROVISIONS

CONFLICTS OF INTEREST. Each Senior Finance Officer should avoid actual or apparent conflicts of interest between personal and professional relationships.

A "conflict of interest" occurs when a Senior Financial Officer's private interest interferes with the interests of TIAA-CREF. For example, the Officer should not cause TIAA-CREF to take action, or fail to take action, for the personal benefit of the officer rather than the benefit of TIAA-CREF. Other conflicts could occur from outside business activities that detract from an individual's ability to devote appropriate time and attention to TIAA-CREF. Any questions relating to potential conflict of interest situations should be discussed with the General Counsel.

COMPLETE AND ACCURATE DISCLOSURES. Each Senior Financial Officer is required to be familiar, and comply, with TIAA-CREF's disclosure controls and procedures so that TIAA-CREF's documents filed with the SEC comply in all material respects with the applicable federal securities laws. In addition, each Senior Financial Officer having direct or supervisory authority regarding SEC filings or TIAA-CREF's other public communications should, to the extent appropriate within his or her area of responsibility, consult with other TIAA-CREF officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

         Each Senior Financial Officer must:

         o        Familiarize   himself   or   herself   with   the   disclosure
                  requirements applicable to TIAA-CREF as well as the business and financial operations of TIAA-CREF;

         o Not knowingly misrepresent, or cause others to misrepresent, facts about TIAA-CREF to others, whether within or outside
                  TIAA-CREF, including to TIAA-CREF's internal auditors, independent Trustees, independent auditors, and to governmental regulators and self-regulatory organizations; and

         o Adhere to the standards and restrictions imposed by applicable laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters.

REPORTING AND ACCOUNTABILITY. Each Senior Financial Officer must:

         o Upon receipt of this Code of Ethics, sign and submit to the General Counsel an acknowledgement stating that he or she has received, read, and understands the Code;

         o Annually thereafter submit a form to General Counsel confirming that he or she has received, read and understands the Code of Ethics and has complied with the requirements of the Code; and

         o Notify the General Counsel promptly if he or she becomes aware of any existing or potential violation of this Code. Failure to do so is itself a violation of this Code.

Except as described otherwise below, the General Counsel is responsible for applying this Code to specific situations and has the authority to interpret this Code in any particular situation. The General Counsel shall take all action he considers appropriate to investigate any actual or potential violations reported to him.

The TIAA and TIAA-CREF Funds Audit Committees shall have the sole discretionary authority to approve any deviation or waiver from this Code of Ethics for their respective Senior Financial Officers. Any waiver, including an implicit waiver, shall be promptly disclosed as required either through an SEC filing or through a posting on TIAA-CREF's Internet website. Such disclosure shall include a brief description of the nature of the waiver, the name of the person to whom the waiver was granted, and the date of the waiver. For purposes of such disclosure, the term "waiver" means the approval by the TIAA and TIAA-CREF Funds Audit Committee(s) of a material departure from a provision of this Code of Ethics, and the term "implicit waiver" means the Audit

Committee's failure to take action within a reasonable period of time regarding a material departure from a provision of this Code of Ethics.

TIAA-CREF will promptly disclose any amendment to this Code of Ethics as required in accordance with the SEC's rules.